Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2006, relating to the 2004 and 2005 financial statements of Psychemedics Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ BDO Seidman, LLP
Boston, Massachusetts
June 12, 2006